EXHIBIT 99.1
For Immediate Release

QUALMARK CORPORATION REPORTS THIRD QUARTER FINANCIAL RESULTS

”...our sales backlog is the most significant amount in Qualmark’s history ...”
(October 24, 2006) — Denver, Colorado — Qualmark Corporation (OTCBB: QMRK) a world leader in designing, manufacturing and marketing HALT (Highly Accelerated Life Testing), HASS (Highly Accelerated Stress Screening) and electro-dynamic systems, today announced results for the third quarter ended September 30, 2006.
For the quarter (three months ended September 30, 2006):
Revenue-
The Company reported total revenue for the quarter of $3,638,000 versus total revenue of $3,509,000 from the comparable period in 2005. Charles Johnston, Qualmark’s President and CEO stated, “We are pleased with the substantial growth of our sales backlog during the third quarter. Moving into the fourth quarter, our sales backlog approached $1 million dollars, which is the most significant amount of backlog in Qualmark’s history.” The Company’s shipments for the quarter were less than expected due to customers having extended delivery requirements and the Company anticipating the arrival of necessary exportation licenses from the United States Department of Commerce, which are estimated to be received in the fourth quarter. Johnston continued, “We continue to see market growth in both of our business segments, which is substantiated by the amount of backlog that we are bringing into the fourth quarter. The HALT/HASS segment experienced approximately 40% of its business from new customers during the quarter and the Electro-dynamic segment (Ling Electronics) began to penetrate the key, west coast market.”
During the quarter, the HALT/HASS segment shipped its first Typhoon chamber to the largest military supplier in France, who will utilize the equipment to test electronic components in aircraft navigation and optical devices within military applications. The HALT/HASS segment also operated in additional markets during the third quarter, which included; avionics, aerospace, consumer electronics and hardware, contract manufacturers and telecommunications.
Our Electro-dynamic business segment (Ling Electronics) continued to sell in the aerospace, avionics and military markets, during the third quarter.
Income-
The Company reported net income of $192,000, which included an additional $28,000 expense related to the fair value of stock options and a $93,000 credit for the reversal of estimated income tax due to a change in the Company’s estimated annual effective tax rate, for the quarter, versus net income of $331,000 for the comparable period in 2005. The Company will be recording non-cash expenses related to the fair value of stock options and estimated income tax throughout the remainder of the year. These changes from 2005 reflect the Company’s adoption of SFAS 123R in 2006 and a change in the Company’s effective tax rate for 2006, which may be adjusted from time to time to more accurately reflect income tax expense. The Company continues to have net operating loss carry-forwards to apply to actual taxable income; therefore any income tax expenses do not have an impact on cash.

Earnings per share-
The Company reported diluted income per share for the quarter of $0.01, as compared to diluted income per share of $0.03 for the third quarter ended 2005. During the quarter, the primary holder of the Company’s preferred stock elected to convert all of the outstanding preferred shares into common shares. This conversion results in a more transparent equity structure and eliminates the continuous preferred stock dilution, dividend cost and debt overhang. The Company does not anticipate any additional dilution at this time. However, the Company may enter into financial transactions to assist with financing additional acquisitions or provide capital for future growth, which may further impact dilution.
For the year (nine months ended September 30, 2006):
Revenue-
The Company reported total revenue for the nine months ended September 30, 2006 of $12,124,000 versus total revenue of $10,936,000 from the comparable period in 2005. “Year over year, total revenue grew 11%. Our HALT/HASS business segment grew 7% as compared to 2005 and our Electro-dynamic business segment grew 34% as compared to 2005.”
Johnston commented, “We have recently made significant changes to our sales management team and modified our distribution channels, in order to more effectively serve our current customers and expand our geographic reach. At our corporate office, Mr. Jeffery Hale joined the team as the newly appointed Vice President of Sales and Marketing. Mr. Hale brings a rich blend of sales, marketing and technical expertise to QualMark. He has over 15 years of management experience in creating and implementing sales, market and product strategies for domestic and international markets. Mr. Hale holds a Master of Science degree in Electrical Engineering from Stanford University, as well as Master of Business Administration and Bachelor of Science in Electrical Engineering degrees from the University of New Mexico. In the field, we have hired an additional Regional Sales Manager with extensive accelerated testing experience, as well as engaged several new sales representatives that have experience in both accelerated testing (HALT/HASS) and electro-dynamic systems (Ling).”
Income-
For the nine months ended September 30, 2006, the Company reported net income of $722,000, which included an additional $86,000 expense related to the fair value of stock options and $30,000 expense for estimated income tax, for the year, versus net income of $984,000 for the comparable period in 2005.
Earnings per share-
For the nine months ended September 30, 2006, the Company reported diluted income per share of $0.08, as compared to diluted income per share of $0.12 for the nine months ended 2005. During the quarter, the primary holder of the Company’s preferred stock elected to convert all of the outstanding preferred shares into common shares. This conversion results in a more transparent equity structure and eliminates the continuous preferred stock dilution, dividend cost and debt overhang. The Company does not anticipate any additional dilution at this time. However, the Company may enter into financial transactions to assist with financing additional acquisitions or provide capital for future growth, which may further impact dilution.
Qualmark’s quarterly conference call to discuss third quarter 2006 results will be held today, October 24, 2006 at 11:00 a.m. Eastern Time.
To participate via conference call dial 888-318-6430 no later than 10:50 a.m. EST on October 24th. The leader name is Charles Johnston. The Qualmark security code to access this earnings call is QUALMARK.

	Quarter to Date		Year to Date
	September 30		September 30
	2006	2005	2006	2005

HALT/HASS segment revenue	$2,931,000	3,081,000	$9,884,000	$9,259,000
Electro-dynamic segment revenue	707,000	428,000	2,240,000	1,677,000

Total revenue	3,638,000	3,509,000	12,124,000	10,936,000

Gross profit	1,388,000	1,584,000	5,096,000	4,883,000
Gross profit margin	38.2%	45.2%	42.0%	44.6%

Income from operations	183,000	379,000	986,000	1,111,000
Pretax income	99,000	350,000	752,000	1,010,000

Net income	192,000	331,000	722,000	984,000

Earnings Per Share:
Basic:
Net income	192,000	331,000	722,000	984,000
Preferred stock dividends	(34,000)	(58,000)	(156,000)	(171,000)
Accretion of redeemable preferred stock	(109,000)	(127,000)	(183,000)	(227,000)

Net income available to common shareholders	49,000	146,000	383,000	586,000

Basic earnings per share	$0.01	$0.03	$0.08	$0.14

Basic weighted average shares outstanding	6,240,000	4,344,000	5,050,000	4,216,000

Diluted:
Net income	192,000	331,000	722,000	984,000
Preferred stock dividends	(34,000)	(58,000)	(156,000)
Accretion of redeemable preferred stock	(109,000)	(127,000)	(183,000)
Interest expense from convertible debt	19,000	20,000	55,000	60,000

Net income available to common shareholders — Diluted	68,000	166,000	438,000	1,044,000

Diluted earnings per share	$0.01	$0.03	$0.08	$0.12

Diluted weighted average shares outstanding	6,931,000 (a)	5,188,000 (a)	5,799,000 (a)	8,817,000

(a)	Does not include common shares obtainable upon conversion of preferred stock, as the effect would be anti-dilutive.

Qualmark Corporation, headquartered in Denver, Colorado is the leader in designing, marketing, and manufacturing accelerated life-testing systems (HALT and HASS) providing the world’s largest corporations with solutions that improve product reliability and allow them to get to market faster. The Company has installed more than 600 of its proprietary testing systems in 30 countries. The Company operates and partners with ten testing facilities worldwide.
The Company also offers electrodynamic vibration solutions through its subsidiary, Ling Electronics.
Ling Electronics, headquartered in West Haven, Connecticut is the leader in supplying electro-dynamic systems, components, and service to the worldwide vibration test equipment market.
The statements included in this press release concerning predictions of economic performance and management’s plans and objectives constitute forward-looking statements made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. These statements involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors which could cause or contribute to such differences include, but are not limited to, factors detailed in the Company’s Securities and Exchange Commission filings; downturns in the Company’s primary markets; variability of order flow, future economic conditions; competitive products and pricing; new product development; disruptions in the Company’s operations from acts of God or extended maintenance; transportation difficulties; or the delivery of product under existing contracts and other factors.
Contact:
     Qualmark Corporation
     Charles Johnston, President and CEO
     Anthony Scalese, CFO
     303-254-8800
Internet: www.qualmark.com